Exhibit 99.1

Contacts
Media	Investors
Ana Kapor	Peter Fromen
650.638.6227	650.638.5828
kapora1@appliedbiosystems.com	fromenpj@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2007
FIRST QUARTER RESULTS

•	Q1 net revenues increased 15% to $476.3 million

•	Q1 GAAP loss per share of $0.32, due to a non-recurring charge of $0.63 per share for the write off of acquired in-process research and development related to the acquisition of Agencourt Personal Genomics

•	Q1 non-GAAP EPS of $0.29, excluding specified items

FOSTER CITY, CA, October 25, 2006– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $476.3 million for the first quarter of fiscal 2007, a 15% increase over the prior year quarter revenues of $415.5 million. Revenues for the first quarter of fiscal 2007 included a favorable impact of approximately 4% related to the March 2006 acquisition of the Research Products Division of Ambion, Inc. The net effect of foreign currency on net revenues was a favorable impact of approximately 1% compared to the prior year quarter.

For the first quarter of fiscal 2007, the Group reported a net loss of $58.7 million or $0.32 per share, compared to net income of $43.1 million or $0.21 per share for the prior year quarter. Results in both periods were affected by the specified items described in the reconciliation below. The loss in the first quarter of 2007 was directly attributable to a non-recurring charge of $114.3 million for the write off of acquired in-process research and development associated with the acquisition of Agencourt Personal Genomics. Earnings per share (EPS) on a non-GAAP basis, excluding the specified items described below, were $0.29, a 26% increase compared to $0.23 for the prior year quarter. The net effect of foreign currency on the GAAP loss per share was a benefit of approximately $0.02 per share compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“Building on the momentum that Applied Biosystems established in fiscal 2006, we’ve generated outstanding operational performance in the first quarter of fiscal 2007,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Our management team delivered another quarter of consistent returns with revenue increases across all geographies, including strong growth in Asia Pacific. We generated balanced growth across our instruments, consumables, service and other revenue sources. And, we saw particularly strong gains across our mass spectrometry and Real-Time PCR product portfolios. Additionally, we are encouraged to see the stabilization of our sequencing business in line with our view of the market.”

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During the first quarters of both fiscal 2007 and 2006, the Group recorded items that affected the comparability of results. For the first quarter of fiscal 2007, these items decreased income before taxes by $126.1 million. These items included: a charge of $114.3 million to write off the value of acquired in-process research and development in connection with the Agencourt acquisition, a charge of $9.1 million related to the resolution of a legal dispute, and amortization expense of $2.7 million related to acquired intangibles. Also recorded during the first quarter of fiscal 2007 were tax benefits of $8.8 million related to the reduction in the valuation allowance related to certain German net operating loss carryforwards.

During the first quarter of fiscal 2006, the Group recorded pre-tax items that decreased income before taxes by approximately $24 million. These items included $19.5 million related to an arbitration award and amortization expense of $0.3 million related to acquired intangibles. Also recorded during the first quarter of fiscal 2006 were tax benefits of $13.5 million related to the settlement of certain transfer pricing matters in Japan.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts (Dollar amounts in millions)

	Three months ended September 30, 2006			Three months ended September 30, 2005
	GAAP amounts	Adj.	Non-GAAP amounts (2)	GAAP amounts	Adj.	Non-GAAP amounts

Operating income (loss)	$(50.7)	$(126.1)	$75.4	$35.3	$(24.0)	$59.3
Income (loss) before income taxes	(46.6)	(126.1)	79.5	41.4	(24.0)	65.4
Provision (benefit) for income taxes	12.1	(12.6)	24.7	(1.7)	(20.6)	18.9
Net income (loss)	(58.7)	(113.5)	54.8	43.1	(3.3)	46.4
Earnings (loss) per share allocations(1)	(0.2)	(0.2)		(1.2)	(1.2)
Adjusted net income (loss) for
earnings per share	$(58.9)	$(113.7)	$54.8	$41.9	$(4.5)	$46.4
Total diluted earnings (loss) per share	$(0.32)	$(0.61)	$0.29	$0.21	$(0.02)	$0.23

(1) Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.
(2) For purposes of calculating Non-GAAP EPS fully diluted shares of 189,207,000 was used.

Quarterly Financial Highlights

•	Revenues by source and the change relative to the prior year quarter were: $196.8 million for Instruments, a 15% increase; $192.7 million for Consumables, a 16% increase; and $86.8 million for Other Sources, including service and support, royalties, licenses, and consulting, an 11% increase. Quarterly revenues include $14.7 million of Ambion-related revenues.

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•	Revenues for major geographic regions and their change relative to the prior year quarter were: $218.7 million in the United States, a 10% increase; $149.3 million in Europe, a 16% increase including favorable foreign currency effects of approximately 3%; $46.8 million in Japan, a 9% increase net of unfavorable foreign currency effects of approximately 2%; and $39.8 million in Other Asia Pacific countries, a 34% increase.

•	Gross margin in the first quarter of fiscal 2007 was 53.7%, versus 53.5% in the prior year quarter. The increase in gross margin was attributable to the favorable impact of foreign currency.

•	Selling, general, and administrative (SG&A) expenditures in the first quarter of fiscal 2007 were $135.1 million, or 28.4% of revenues, compared to $122.0 million, or 29.4% of revenues, in the prior year quarter. The increase in SG&A was driven primarily by employee and Ambion related expenses, partially offset by lower legal expenses which included the reversal of an accrual related to settled litigation.

•	Research, development, and engineering (R&D) expenditures in the first quarter of fiscal 2007 were $45.1 million, or 9.5% of revenues, compared to $40.9 million, or 9.8% of revenues, in the prior year quarter. The increase in R&D expenditures was primarily due to the acquisitions of Ambion and Agencourt Personal Genomics as well as increased employee related costs.

•	Cash flow from operations was $23.0 million and capital expenditures were $14.5 million for the quarter. Depreciation and amortization were $19.4 million. As of the end of the quarter, cash and short term investments were $284.1 million, down from $373.9 million as of June 30, 2006. This decrease was largely a result of the acquisition of Agencourt Personal Genomics in July for $121 million, including transaction costs. Accounts receivable were $334.8 million, representing 55 days sales outstanding, and inventory was $135.3 million, representing 2.9 months of inventory on hand.

Recent Business Developments

•	In October, Applera announced that Catherine M. Burzik resigned her position as Senior Vice President and President of Applied Biosystems to become CEO of a public medical device company and that Tony L. White, Chairman, President, and Chief Executive of Applera, became interim president of the Group, partnering with the Applied Biosystems leadership team.

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•	In September, the Group announced that it entered into a settlement agreement with Promega Corporation, resolving outstanding legal disputes between the two companies.

•	In August, the Group announced that it had been awarded a $24.5 million contract from the U.S. Department of Defense to accelerate the development of a Real-Time PCR based prototype instrument system. The system is being developed to simultaneously analyze multiple pathogen targets in a single test intended to improve the way infectious diseases are identified for epidemiological and biosecurity purposes.

Applied Biosystems Outlook

The Group believes that its fiscal year 2007 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; and the continued integration of Ambion-related products.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2007.

•	The Group expects mid to high single digit revenue growth for fiscal 2007. This outlook includes the full fiscal year impact from the March 2006 acquisition of Ambion and the impact of currency.

•	The Group anticipates revenue growth in the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories and revenue declines in the Core PCR and DNA Synthesis and Other Product Lines categories. Revenues in the DNA Sequencing product category are expected to approximately equal those in fiscal 2006. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•	The Group expects the effective tax rate to be approximately 31%.

•	The Group expects non-GAAP EPS to increase at a rate slightly below the annual revenue growth rate. Excluding the impact of the Agencourt acquisition, the incremental impact of stock based compensation, and the increase in the effective tax rate, the Group believes that non-GAAP EPS would increase at a low double digit rate over the fiscal 2006 level. The total impact of these three items on fiscal 2007 non-GAAP EPS is expected to be approximately $0.12.

•	The total pre-tax impact of FAS 123R (accounting for stock based compensation) in fiscal 2007 is expected to be approximately $15 million, with an EPS impact of approximately $0.05.

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The Group anticipates that year-over-year revenue growth rates will be higher in the first three quarters of the fiscal year than in the fourth quarter primarily due to the acquisition of Ambion in March 2006. The Group also expects that the third quarter year-over-year non-GAAP EPS growth rate will be negatively impacted due to income from licensing fees and royalties associated with a litigation settlement in the third quarter of fiscal 2006.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; and amortization of acquired intangibles. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

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Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each Applera business separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Genomics Group	11:45 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 25 until November 12, 2006. Interested parties should call 706.645.9291 and enter conference ID 8564975.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of today's conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. The Celera Genomics Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera Genomics maintains a strategic alliance with Abbott Laboratories for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera Genomics is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

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Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its new activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology and evolving industry standards could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (9) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (10) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (11) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (12) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2006. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera and Celera are registered trademarks, and Celera Genomics is a trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2006	2005(1)

Net revenues	$476.3	$415.5
Cost of sales	220.7	193.3

Gross margin	255.6	222.2
Selling, general and administrative	135.1	122.0
Research, development and engineering	45.1	40.9
Amortization of purchased intangible assets	2.7	0.3
Employee-related charges, asset impairments and other		0.9
Asset dispositions and legal settlements	9.1	22.8
Acquired research and development	114.3

Operating income (loss)	(50.7)	35.3
Gain on investments, net	0.2
Interest income, net	2.6	4.4
Other income (expense), net	1.3	1.7

Income (loss) before income taxes	(46.6)	41.4
Provision (benefit) for income taxes	12.1	(1.7)

Net income (loss)	$(58.7)	$43.1

Earnings per share analysis

Net income (loss)	$(58.7)	$43.1
Allocated of intercompany sale of assets(2)	(0.1)
Allocated interperiod taxes(2)	(0.1)	(1.2)

Total net income (loss) allocated	(58.9)	41.9
Less dividends declared on common stock	7.7	8.3

Undistributed earnings (loss)	$(66.6)	$33.6

Allocation of basic earnings (loss) per share
Basic distributed earnings per share	NA*	$0.04
Basic undistributed earnings per share	NA*	0.17

Total basic earnings (loss) per share	$(0.32)	$0.21

Allocation of diluted earnings (loss) per share
Diluted distributed earnings per share	NA*	$0.04
Diluted undistributed earnings per share	NA*	0.17

Total diluted earnings (loss) per share	$(0.32)	$0.21

Weighted average number of common shares
Basic	182,079,000	195,546,000
Diluted	182,079,000	197,877,000

(1)	Certain prior period amounts have been reclassified for comparative purposes.
(2)	Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposesof calculating earnings per share.
*	Due to the net loss incurred for the first three months ended September 30, 2006, undistributed earnings per share have not been presented. Dividends for the three months ended September 30, 2006 were distributed from prior periods earnings.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended September 30,
	2006	2005	Change

DNA Sequencing	$131.5	$124.9	5%
% of total revenues	28%	30%
Real-Time PCR/Applied Genomics	158.1	121.7	30%
% of total revenues	33%	29%
Mass Spectrometry	116.0	97.3	19%
% of total revenues	24%	24%
Core PCR & DNA Synthesis	46.2	47.4	-3%
% of total revenues	10%	11%
Other Product Lines	24.5	24.2	1%
% of total revenues	5%	6%

Total	$476.3	$415.5	15%

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$476.3	$10.2	$(1.1)	$485.4
Cost of sales	220.7	3.8	(0.4)	224.1

Gross margin	255.6	6.4	(0.7)	261.3
Selling, general and administrative	135.1	7.2		142.3
Research, development and engineering	45.1	13.2	(0.4)	57.9
Amortization of purchased intangible assets	2.7			2.7
Employee-related charges, asset impairments and other		3.5		3.5
Asset dispositions and legal settlements	9.1			9.1
Acquired research and development	114.3			114.3

Operating loss	(50.7)	(17.5)	(0.3)	(68.5)
Gain on investments, net	0.2			0.2
Interest income, net	2.6	6.5	0.1	9.2
Other income (expense), net	1.3	0.1		1.4

Loss before income taxes	(46.6)	(10.9)	(0.2)	(57.7)
Provision (benefit) for income taxes	12.1	(3.8)	—	8.3

Net loss	$(58.7)	$(7.1)	$(0.2)	$(66.0)

Net loss per share
Basic	$(0.32)	$(0.09)
Diluted	$(0.32)	$(0.09)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$415.5	$9.2	$(2.5)	$422.2
Cost of sales	193.3	4.4	(1.9)	195.8

Gross margin	222.2	4.8	(0.6)	226.4
Selling, general and administrative	122.0	9.9		131.9
Research, development and engineering	40.9	29.5	(0.7)	69.7
Amortization of purchased intangible assets	0.3	0.7		1.0
Employee-related charges, asset impairments and other	0.9			0.9
Asset dispositions and legal settlements	22.8	0.7		23.5

Operating income (loss)	35.3	(36.0)	0.1	(0.6)
Gain on investment net		4.5		4.5
Interest income, net	4.4	5.3		9.7
Other income (expense), net	1.7			1.7

Income (loss) before income taxes	41.4	(26.2)	0.1	15.3
Benefit for income taxes	(1.7)	(9.5)	1.3	(9.9)

Net income (loss)	$43.1	$(16.7)	$(1.2)	$25.2

Net income (loss) per share
Basic	$0.21	$(0.23)
Diluted	$0.21	$(0.23)

Certain fiscal 2006 amounts have been reclassified for comparative purposes.